Exhibit 9.7

EATON VANCE CORP.

WRITTEN CONSENT OF

VOTING TRUSTEES AND

HOLDERS OF VOTING TRUST RECEIPT

The undersigned, constituting a majority of the Voting Trustees under the Voting Trust Agreement made as of October 30, 1997, as amended, relating to all of the issued and outstanding shares of Voting Common Stock, par value $0.00390625 (“Shares”), of Eaton Vance Corp. (the “Corporation”), and holding the outstanding Voting Trust Receipts representing at least a majority of the Shares, do hereby consent as follows:

The Voting Trustees hereby approve the Amended and Restated Eaton Vance Corp. 2013 Omnibus Incentive Plan, which was adopted and approved by the Board of Directors of the Corporation on October 26, 2016.

The Voting Trustees hereby approve the 2016 Parametric Phantom Incentive Plan, which was adopted and approved by the Board of Directors of the Corporation on October 26, 2016.

That The Voting Trust shall be renewed by the Voting Trustees, with the consent required by Section 3(6) of the Voting Trust, for an additional term of three years ending October 31, 2019.

In witness whereof we have hereunto set our hands and seals as of this 26th day of October, 2016.

/s/ Lewis R. Piantedosi	/s/ Michael W. Weilheimer
Lewis R. Piantedosi	Michael W. Weilheimer

/s/ David C. McCabe	/s/ Scott H. Page
David. C. McCabe	Scott H. Page

/s/ Daniel C. Cataldo	/s/ Matthew J. Witkos
Daniel C. Cataldo	Matthew J. Witkos

/s/ John L. Shea	/s/ Brian D. Langstraat
John L. Shea	Brian D. Langstraat

/s/ Jeffrey P. Beale	/s/ Laurie G. Hylton
Jeffrey P. Beale	Laurie G. Hylton

/s/ Eddie J. Perkins	/s/ Thomas E. Faust Jr.
Eddie J. Perkins	Thomas E. Faust Jr.

/s/ Payson F. Swaffield	/s/ Frederick S. Marius
Payson F. Swaffield	Frederick S. Marius

/s/ Maureen A. Gemma	/s/ James H. Evans
Maureen A. Gemma	James H. Evans

/s/ Michael A. Cirami	/s/ Charles B. Reed
Michael A. Cirami	Charles B. Reed

/s/ Eric Stein
Eric Stein